This document is a free translation only. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

DEBENTURE SUBSCRIPTION AGREEMENT FOR THE FIFTH PRIVATE ISSUANCE OF SUBORDINATED DEBENTURES CONVERTIBLE INTO COMMON SHARES, IN A SINGLE SERIES, OF LF TEL S.A.

BETWEEN

LF TEL S.A.

AND

EDSP75 PARTICIPAÇÕES S.A.

DATED FEBRUARY 19, 2014

DEBENTURE SUBSCRIPTION AGREEMENT FOR THE FIFTH PRIVATE ISSUANCE OF SUBORDINATED DEBENTURES CONVERTIBLE INTO COMMON SHARES, IN A SINGLE SERIES, OF LF TEL S.A.

By this private instrument and in the best form of the law, by and between, on the one part:

1.                                      EDSP75 PARTICIPAÇÕES S.A., a corporation, with principal place of business in the City of São Paulo, State of São Paulo, at Rua Angelina Maffei Vita, 200, 9th floor, enrolled with the Corporate Taxpayers’ Register (CNPJ/MF) under No. 09.626.007/0001-98, herein represented pursuant to its By-laws (“Debentureholder”); and

2.                                      LF TEL S.A., a corporation, with principal place of business in the City of São Paulo, State of São Paulo, at Rua Angelina Maffei Vita, 200, 9th floor, enrolled with the CNPJ/MF under No. 02.390.206/0001-09, herein represented pursuant to its By-laws (“Issuer”).

Those identified above are also, individually referred to as “Party” or, jointly, as “Parties”,

WHEREAS:

(i)                         Oi, Portugal Telecom SGPS, AG Telecom Participações S.A., LF Tel S.A., PASA Participações S.A., EDSP75 Participações S.A., Bratel Brasil S.A., Avistar SGPS S.A. and Nivalis Holding B.V. entered into on October 1, 2013 a Memorandum of Understanding (“MOU”) providing for the negotiated principles, terms and conditions considering the intent of the parties to consummate a transaction (“Transaction”) aimed at the combination of the activities of Portugal Telecom SGPS S.A. (“Portugal Telecom SGPS”) and those of Oi S.A. (“Oi”);

(ii)                      The MOU provided for the several stages the final purpose of which is the consummation of the Transaction, among them: (i) the undertaking of a capital increase at Oi, by way of public subscription, through the offering of common shares and preferred shares, which shall be partially paid in cash and partially paid in assets represented by the contribution of equity interests held by Portugal Telecom SGPS in the companies that hold (a) the totality of its operating assets, except for direct or indirect equity interests held in Oi and in Contax Participações S.A. and (b) the liabilities of Portugal Telecom SGPS on the date of contribution (“Oi’s Capital Increase”); (ii) a corporate restructuring in Oi’s chain of control (“Restructuring of Telemar Participações”), comprising several stages and successive merger and spin-off transactions; (iii) the merger of the totality of shares issued by Oi by Telemar Participações S.A. (“Telemar Participações”), which shall be referred to as “Corpco”,

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with the conversion of Oi into Corpco’s wholly-owned subsidiary (“Merger of Oi’s Shares into Corpco”); and (iv) the merger of Portugal Telecom SGPS into Corpco, as a result of which Portugal Telecom SGPS will cease to exist (“Merger of Portugal Telecom into Corpco”);

(iii)                   Oi, Portugal Telecom SGPS, all the other parties to the MOU, Telemar Participações and/or the direct and indirect shareholders of the latter, as the case may be, have entered into or approved the execution, by the Maturity Date (as defined below) of several agreements, as well as the completion of several corporate actions, with a view to consummating the Transaction (the “Transaction Agreements”);

(iv)                  In order to implement the Restructuring of Telemar Participações, as provided in said MOU, it will be required to capitalize the companies indicated above which are part of the chain of control of Telemar Participações (“Capitalization”), with a view to settling all of its indebtedness;

(v)                     Upon satisfaction of the Conditions Precedent, as defined below, the Debentureholder shall pay in the debenture subscribed thereby and issued by the Issuer, convertible into the Issuer’s shares;

(vi)                  All the other shareholders of the Issuer have expressly approved the issue of Debenture subject of this Agreement and waived, on the date hereof, their preemptive rights to the subscription of debenture and shares into which they shall be converted pursuant to this Agreement; and

(vii)               Pursuant to the legislation in effect, the prior authorization or decision of non-objection has been obtained, as applicable, for the implementation of the transactions provided herein with the National Council of Economic Protection (“CADE”), by an order of the Superintendent General of CADE No. 39, of January 13, 2014, published in the Federal Official Gazette on January 14, 2014.

THE PARTIES DECIDE to enter into this Debenture Subscription Agreement for the Fifth Private Issuance of Subordinated Debentures Convertible into Common Shares, in a Single Series, of LF Tel S.A. (“Issue” and “Agreement”), in accordance with the following terms and conditions:

SECTION 1

CURRENT CAPITAL STRUCTURE

1.1.                            Capital Stock. The Issuer’s subscribed and paid in capital stock on the base date is three hundred and eighty-five million, one hundred and seventy-nine thousand, eight hundred

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and fifty-one Reais and eighty-six cents (R$385,179,851.86), divided into nine hundred and sixty million, nine hundred and twenty-two thousand, forty-six (960,922,046) common registered shares with no par value.

SECTION 2

CORPORATE APPROVAL AND USE OF PROCEEDS

2.1.                            Approval. The Issue shall be approved by the Issuer’s Special Shareholders Meeting. (“Special Shareholders Meeting”).

2.2.                            Use of Proceeds. The funds resulting from the payment of debenture to be issued pursuant to the “Private Instrument of Deed of the Fifth Private Issue of Debentures Convertible into Subordinated Common Shares in a Single Series, of LF TEL S.A.”, a draft of which is made a part to this Agreement as Exhibit 2.2 (“Deed” and “Debenture”, respectively) shall be used solely for the settlement of all of the Issuer’s indebtedness or that of its controlled companies (“Use of Proceeds”).

SECTION 3

THE ISSUE AND DEBENTURE CHARACTERISTICS

3.1.                            Issue. Pursuant to the provisions of the Deed, one (1) debenture convertible into one billion, three hundred and fifty-nine million, three hundred and eighty-four thousand, seven hundred and twenty-six (1,359,384,726) registered common shares with no par value, issued by the Issuer, in a single series, of subordinated type, each with a principal amount of two billion, three hundred and ninety-four million Reais (R$2,394,000,000.00), which amount shall not be restated pursuant to the Deed, on the date of holding of the Special Shareholders Meeting (“Issue Date”).

3.2.                            Maturity. The maturity of Debenture shall be on the same date as the financial settlement of the capital increase of Oi S.A., being subject to compliance with the Conditions Precedent set forth in item 5.1 below (“Maturity Date”), on which date, following the payment, the Debenture shall be mandatorily converted into common shares of the Issuer.

3.3.                            Placement of Debenture. The placement of Debenture shall be private, and Debenture shall be fully subscribed to on the date of their Issue by the Debentureholder, and the shareholders of the Issuer have been ensured the preemptive right for subscription to Debenture, pursuant to the provisions of paragraph 3, of article 171, of Law No. 6,404 of December 15, 1976, as amended and in effect (“Corporation Law”), in proportion to the number and types of shares issued by the Issuer held by them on the Issue Date, and the shareholders have previously waived their respective preemptive rights.

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3.4.                            Conversion. Series A Debenture shall be mandatorily converted into one billion, three hundred and fifty-nine million, three hundred and eighty-four thousand, seven hundred and twenty-six (1,359,384,726) registered common shares with no par value, and issued by the Issuer, pursuant to the Deed. Upon payment of the Debenture, the Debenture shall be mandatorily converted into common shares of the Issuer on the Maturity Date.

3.5.                            Other characteristics. All the other characteristics of the Issue and the Debenture are described in the Deed, which shall be executed by the Parties, pursuant to the draft attached hereto as Exhibit 2.2, on the Issue Date.

SECTION 4

SUBSCRIPTION UNDERTAKING

4.1.                            Undertaking. The Debentureholder, in compliance with the provisions of Section 5 below, undertakes irrevocably and irreversibly to (i) subscribe, on the Issue Date, and (ii) upon satisfaction of the Conditions Precedent (as defined below), pay for, on the Maturity Date, the Debenture, in the total amount of two billion, three hundred and ninety-four million Reais (R$2,394,000,000.00) (“Subscription Guarantee”). The Subscription Guarantee shall comprise the firm obligation to subscribe and, in accordance with the terms of Section 5, pay for all the Debenture.

SECTION 5

CONDITIONS PRECEDENT FOR PAYMENT OF DEBENTURES BY DEBENTUREHOLDER

5.1.                            Conditions Precedent. After being subscribed, the payment of the Debenture, as described in Section 4, shall be contingent upon implementation of the conditions precedent described below (“Conditions Precedent”):

(i)                                    Settlement of the Capital Increase of Oi, pursuant to the Subscription Agreement to Shares Issued by Oi S.A., entered into between Oi and Portugal Telecom SGPS; and

(ii)                                 The representations and warranties made by the Issuer in Section 7 below being truthful, correct and complete to and on the Maturity Date, and the compliance by the Issuer with the obligations that shall be complied with thereby pursuant to this Agreement to and on the Maturity Date.

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5.2.                            Payment. The payment of the Debenture shall be made on the same date as the financial settlement of Oi S.A.’s capital increase, subject to receipt by Debentureholder of a written notice from the Issuer giving notice of compliance with the Conditions Precedent, as described in Item 5.1 above (“Payment Date”).

5.3.                            Cancellation. Should the Conditions Precedent described in Item 5.1 above not be satisfied by October 1, 2014, the Issuer shall mandatorily redeem and cancel the Debenture, and the Debentureholder shall be automatically released from the obligation to pay in the Debenture.

SECTION 6

ISSUER’S OBLIGATIONS

6.1.                            Issuer’s Obligations. During the effectiveness of this Agreement, the Issuer, in addition to the obligations to be undertaken in the Deed, especially agrees to:

(i)                                      promptly provide the Debentureholder with the clarifications necessary to follow up on the obligations agreed upon under this Agreement;

(ii)                                   provide the Debentureholder with a copy of any correspondence or judicial or extrajudicial notice that has been received which may jeopardize its capacity to comply with the obligations undertaken in this Agreement and the Deed, two (2) business days following its receipt;

(iii)                                keep up to date on its obligations and those of its controlled companies in relation to federal, state and municipal taxes, social security contributions and obligations related to the Unemployment Compensation Fund (Fundo de Garantia por Tempo de Serviço) — FGTS, as well as good standing with all the other competent public agencies;

(iv)                               invest the funds related to the investment of Debentureholder as regulated in this Agreement in accordance with the Use of Proceeds referred to in Section 2 above;

(v)                                  send to Debentureholder a receipt confirming the receipt of payment of Debenture within two (2) business days counted as of the Payment Date;

(vi)                               send to the Debentureholder a certified copy of the Register of Registered Debentures of the Issuer, duly updated with the entry of Debenture subscribed to by the Debentureholder, in addition to the Opening Instrument and the Closing Instrument contained

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in said Register, within three (3) business days counted as of the corresponding subscription to Debenture by the Debentureholder;

(vii)                            not change its capital stock and/or the number and the kind of shares into which it is divided, except as provided in this Agreement;

(viii)                         not distribute dividends and/or interest on capital; and

(ix)                               conduct its businesses and operations in the regular course of business.

SECTION 7

ISSUER’S REPRESENTATIONS AND WARRANTIES

7.1.                            Representations and Warranties. Issuer represents and warrants on the date hereof that:

7.1.1.                   The Issuer’s total capital stock, subscribed and paid in on this date is three hundred and eighty-five million, one hundred and seventy-nine thousand, eight hundred and fifty-one Reais and eighty-six cents (R$385,179,851.86), divided into nine hundred and sixty million, nine hundred and twenty-two thousand and forty-six (960,922,046) registered common shares, with no par value. On the date hereof, all shares issued by the Issuer are free and clear of any lien or encumbrances, except pursuant to the provisions of Exhibit 7.1.1;

7.1.2.                   It is an entity organized and existing under the laws of the Federative Republic of Brazil, and is duly registered with the National Corporate Taxpayers’ Register of the Ministry of Finance (CNPJ/MF), being vested with all required governmental and corporate authorizations: (i) to conduct its businesses and (ii) except for the holding of the Special Shareholders Meeting, to undertake and comply with all respective obligations undertaken in this Agreement;

7.1.3.                   The execution of this Agreement, the undertaking and compliance with the obligations arising out hereof are not contingent upon any authorizations of its deliberative and executive bodies, as well as of any previous resolution of its respective shareholders, required by virtue of any shareholders agreement, which have not been obtained prior to the execution of this Agreement, except for the holding of the Special Shareholders Meeting;

7.1.4.                   It is in good standing with all federal, state and municipal taxes and fiscal and parafiscal contributions, except for those that are being questioned in good faith;

7.1.5.                   It is not in default under any obligation contained in any agreement in effect to which it is a party or to which it is subject;

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7.1.6.                   The legal representatives executing this Agreement are vested with the required powers in order to undertake the obligations set forth herein and, when attorneys-in-fact, they have had the powers legitimately granted thereto, and their corresponding proxies are in full effect;

7.1.7.                   The execution of this Agreement, the undertaking and compliance with obligations arising out hereof shall not result, either directly or indirectly, the total or partial non-compliance with (i) any agreements or undertakings, of any kind, made previously to the date of signature of this Agreement, to which the Issuer is a party, provided that the consent of BNDES Participações S.A. — BNDESPAR shall be obtained for Issue of the Debenture; (ii) any legal or statutory rule to which the Issuer is subject; and (iii) any order, decision, even if preliminarily, judicially or administratively, affecting the Issuer; and

7.1.8.                   There is not in Brazil or abroad any legal or administrative proceedings or actions filed against the Issuer which may, in any way, directly or indirectly, invalidate the obligations undertaken hereby by the Issuer or compromise its capacity to comply with the obligations undertaken in this Agreement.

SECTION 8

NON-EXERCISE OF RIGHTS

8.1.                             The Parties, in the best form of law, agree that, except if expressly provided in this Agreement:

8.1.1.                   The non-exercise, granting of term, forbearance, or delay in the exercise of any right to which it is entitled by this Agreement and/or at law, shall not be a novation nor waiver of such rights, nor it shall prevent the possible exercise thereof;

8.1.2.                   The single or partial exercise of such rights shall not prevent the subsequent exercise of the remainder of such rights, or the exercise of any other right;

8.1.3.                   The waiver of any such rights shall not be valid, unless it is granted in writing; and

8.1.4.                   The waiver of a right shall be restrictively interpreted, and shall not be regarded as waiver of any other right granted by this Agreement.

SECTION 9

FINAL PROVISIONS

9.1                               Any warning, communication, correspondence, notice, request, claim, action,

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instruction, arbitration notice, summons or service of process related to this Agreement or to any dispute, action, doubt or controversy resulting from or relating to this Agreement shall be deemed delivered when received by the other Party (i) by certified mail, from a recognized courier company, upon actual receipt thereof, (ii) at the time of delivery, if delivered personally, or (iii) on the date of confirmation of receipt of the transmission issued by fax, when sent by fax, as the case may be, to the addresses and telephone/fax numbers listed below (or to any other address or telephone/fax number informed by one of the Parties in writing to the other Parties):

(i)                                                 If to the Debentureholder:

EDSP75 PARTICIPAÇÕES S.A.:

Attn.: Mr. Fernando Magalhães Portella

Rua Angelina Maffei Vita, no 200, 9o andar, São Paulo — SP

(ii)                                              If to the Issuer:

LF TEL S.A

Attn.: Mr. Fernando Magalhães Portella

Rua Angelina Maffei Vita No. 200, 9th floor, São Paulo- SP

9.1.1                     Any Party may change the address to which the notice shall be sent by means of a written notice addressed to the other contracting Parties pursuant to this Section 9.1, provided that with respect to this provision, the notice shall be deemed received only upon acknowledgment of such receipt by each one of the other Parties.

9.2                               This Agreement and the exhibits hereto contain the entire agreement and understanding with respect to the subject matter hereof between the contracting Parties and specifically supersede any previous understanding of the Parties on the subject matter hereof.

9.3                               The exhibits hereto constitute an integral and inseparable part of this Agreement, and the provisions contained therein shall have the same effect as the Sections hereof.

9.4                               This Agreement may only be amended, replaced, cancelled, renewed or extended and terms hereof can only be waived by means of a written instrument signed by all Parties or, in the event of waiver, by the Party waiving the corresponding right. No waiver, termination or release of this Agreement, or of any of the terms or provisions hereof, shall be binding upon any of the contracting Parties, unless it is confirmed in writing. No delay in the exercise of any right, power or privilege contemplated herein shall be considered a waiver of such right, power or remedy; and no waiver of any right, power, remedy or privilege, wholly or in part, shall prevent any other future exercise of such right, remedy, power or privilege.

9.5                               This Agreement shall be binding upon and inure to the benefit of the Parties and their

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respective successors and authorized assignees. Except as otherwise provided herein, this Agreement (and the rights and obligations contemplated herein) may not be assigned by any Party without the prior written consent of all other Parties.

9.6                               Any term or provision of this Agreement that is declared null, invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability, without affecting the validity and enforceability of the remaining terms and provisions hereof, which shall remain in full force and effect as if such null, invalid or unenforceable term or provision were not inserted in this Agreement. The Parties shall negotiate in good faith the replacement of the invalid provisions by others reflecting, as much as possible, the intent thereof.

9.7                               The Parties shall bear their respective direct and indirect expenses, incurred in relation to the negotiation and preparation of this Agreement and the consummation of the transactions contemplated herein.

9.8                               The Parties hereto understand and agree that all terms and conditions set forth herein shall be subject to specific performance, as provided in the Brazilian Code of Civil Procedure.

9.9                               The Parties hereto acknowledge that this Agreement is an instrument enforceable out of court, as set forth in Article 585, II, of the Brazilian Code of Civil Procedure.

9.10                        This Agreement is irrevocably and irreversibly executed, constituting legal, valid and biding obligations, and it shall be binding and inure to the benefit of the Parties hereto and their respective successors and permitted assignees.

9.11                        The Parties hereby agree to grant confidential treatment to the information provided in this Agreement and in the exhibits hereto and which qualify as confidential information, and they further agree to disclose the terms pertaining the transactions contemplated herein and in the exhibits hereto strictly as required by any law or regulation to which the Parties are subject. The terms of the material fact announcement, notice to the market or press release to be disclosed by the Parties and/or their controlled companies regarding the execution of this Agreement shall be previously submitted by each Party that shall disclose it to the other Parties.

9.12                        This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

SECTION 10

EFFECTIVENESS OF THE AGREEMENT

10.1 This Agreement shall be automatically rescinded, regardless of judicial or extrajudicial

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notice, exclusively in the following cases:

(i)                                               The Issuer’s filing for bankruptcy or judicial or extrajudicial reorganization; and

(ii)                                            If there is a final non-apeallable judicial decision which prevents the subscription and/or payment of the Debenture.

10.2                        This Agreement shall become effective on the date of its execution and shall remain in effect until the conversion or cancellation of the totality of the Debenture held by the Debentureholder, and may be unilaterally terminated, upon notice delivered according to Section 9.1 above effective immediately upon the respective receipt in the following cases:

(a)                                           Should the Conditions Precedent not be verified under the terms of Section 5 by October 1, 2014; or

(b)                                           Upon termination or default of any obligation, term or condition by any other party of any of the Transaction’s Agreement up to or on the Maturity Date.

SECTION 11

CONFLICT RESOLUTION

11.1                        The Parties hereto shall use their best efforts to amicably and mutually resolve any dispute, litigation, matter, doubt or divergence of any nature, directly or indirectly related to this Agreement (“Conflict”), involving any of the Parties.

11.2                        If the Parties fail to reach an amicable resolution and mutual agreement with respect to the Conflict, after discussing for a period of ten (10) business days, the Conflict shall be settled by arbitration, to be conducted and managed by the Arbitration Center of the Brazil-Canada Chamber of Commerce (“Chamber”).

11.3                        The arbitration shall be carried out according to the procedural rules of the Chamber in force at the time of arbitration.

11.4                        The arbitration shall be conducted by an arbitral tribunal composed of three arbitrators enrolled with the Brazilian Bar Association (“Arbitral Tribunal”).

11.4.1                         Each Litigating Party shall appoint an arbitrator. If there is more than one claimant, all of them shall mutually appoint one single arbitrator; if there is more than one respondent, all of them shall mutually appoint one single arbitrator. The third arbitrator, who shall preside over the Arbitration Court, shall be mutually agreed upon by the arbitrators appointed by the Litigating Parties.

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11.4.2                         Any omission, refusal, litigation, doubt and failure to reach an agreement with respect to the appointment of the arbitrators by the Litigating Parties or to the choice of the third arbitrator shall be settled by the Chamber.

11.4.3                         The procedures set forth in this section shall also apply to the events of substitution of arbitrator.

11.5                                   The arbitration shall be conducted in the City of Rio de Janeiro, State of Rio de Janeiro, and the Arbitral Tribunal may, upon statement of its reasons, designate the performance of specific actions in other places.

11.5.1                         The arbitration shall be conducted in Portuguese.

11.5.2                         The arbitration shall be conducted under the law, and the rules and principles of the legal system of the Federative Republic of Brazil shall apply.

11.5.3                         The arbitration shall be completed within six (6) months, which term may be reasonably extended by the Arbitral Tribunal.

11.5.4                         The arbitration shall be confidential.

11.6                        The Arbitral Tribunal shall allocate between the Parties, according to the criteria of loss of suit, reasonableness and proportionality, the payment and reimbursement of (i) charges and other amounts due, paid or reimbursed to the Chamber, (ii) fees and other amounts due, paid or reimbursed to the arbitrators, (iii) fees and other amounts due, paid or reimbursed to the experts, translators, interpreters, stenotypists and other assistants that may be designated by the Arbitral Tribunal, (iv) the attorneys’ fees fixed by the Arbitral Tribunal and (v) any damages for malicious prosecution. The Arbitral Tribunal shall not render a judgment against any of the Litigating Parties to pay or reimburse (i) contractual fees or any other amount due, paid or reimbursed by the other party to its counsel, technical assistants, translators, interpreters and other assistants and (ii) any other amount due, paid or reimbursed by the other party with respect to the arbitration, such as expenses incurred with photocopies, notary public certifications, consular certifications and trips.

11.7                        The arbitral awards shall be final and definitive, waiving judicial ratification, and they shall be non-appealable, except for the motion for corrections and clarifications to the Arbitral Tribunal, as set forth in article 30 of Law No. 9,307/96 and any annulment action with grounds on article 32 of Law No. 9,307/96.

11.8                        Before installation of the Arbitral Tribunal, any of the Litigating Parties may claim provisional remedies or interlocutory reliefs to the Judicial Branch; however, no petition for a

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provisional remedy or interlocutory relief to the Judicial Branch shall affect the existence, validity and effectiveness of the arbitration conclusion, nor shall it represent a waiver with respect to the need of submitting the Conflict to arbitration. After installation of the Arbitral Tribunal, the petitions for provisional remedy or interlocutory relief shall be addressed to the Arbitral Tribunal.

11.9                        The parties hereby elect the Central Courts of the Judicial District of Rio de Janeiro to decide on (i) provisional remedies and interlocutory reliefs prior to the installation of the Arbitral Tribunal, (ii) enforcement of the decisions taken by the Arbitral Tribunal, including the final award and any partial award, (iii) any annulment action with grounds on article 32 of Law No. 9,307/96 and (iv) the Conflicts that may not be submitted to arbitration under the Brazilian law, provided the parties hereby exclude any other, no matter how privileged or special it may be.

IN WITNESS WHEREOF the Parties hereto caused this Agreement to be executed in two (2) counterparts of same contents and form, before two (2) witnesses.

Rio de Janeiro, February 19, 2014.

ISSUER:

LF TEL S.A.

Name:	Name:
Title:	Title:

DEBENTUREHOLDER:

EDSP75 PARTICIPAÇÕES S.A.

Name:	Name:
Title:	Title:

Witnesses:

Name:	Name:
ID (CPF):	ID (CPF):

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LF TEL S.A.

PRIVATE DEED FOR THE FIFTH PRIVATE ISSUANCE OF SUBORDINATED DEBENTURES CONVERTIBLE INTO COMMON SHARES, IN A SINGLE SERIES, OF LF TEL S.A.

By this Private Deed, as the Issuer:

LF TEL S.A., a corporation with its principal place of business in the City of São Paulo, State of São Paulo, at Rua Angelina Maffei Vita, 200 — 9th Floor, enrolled with the National Corporate Taxpayers’ Register of the Ministry of Finance (CNPJ/MF) under No. 02.390.206/0001-09, herein represented pursuant to its By-Laws (“Issuer”); and

as the Debentureholder,

EDSP75 PARTICIPAÇÕES S.A., a corporation with its principal place of business in the City of São Paulo, State of São Paulo, at Rua Angelina Maffei Vita, 200 — 9th floor, enrolled with the CNPJ/MF under No. 09.626.007/0001-98, herein represented pursuant to its By-Laws (“Debentureholder”),

The Issuer and the Debentureholder are hereinafter referred to as “Parties”;

RESOLVE to enter into this Private Deed for the Fifth Private Issuance of Subordinated Debentures Convertible into Common Shares, in a Single Series, of LF Tel S.A. (“Issue” and “Debenture Deed”) pursuant to the following provisions and conditions:

SECTION 1

AUTHORIZATION

1.1.                            This Debenture Deed is entered into based on the resolution of the Special Shareholders Meeting of the Issuer held on February [•], 2014, (“Special Shareholders Meeting”), as provided for by Article 59 of Law No. 6,404 of December 15, 1976, as amended (“Corporation Law”).

SECTION 2

REQUIREMENTS

The Issue shall be made in compliance with the following requirements:

2.1. Absence of Registration with the Brazilian Securities Commission (“CVM”)

2.1.1. The Issue shall not be registered with CVM, given that the debenture hereby issued shall be issued in a private placement without any sales efforts to investors (“Debenture”).

2.2. Filing and Publication of Minutes of the Special Shareholders Meeting

2.2.1. The minutes of the Special Shareholders Meeting shall be filed with the Commercial Registry of the State of São Paulo (“JUCESP”) and published in the “Official Gazette of the State of São Paulo” and in the newspaper generally used by the Issuer for its legal publications, as provided for by item I, of Article 62 of the Corporation Law.

2.3. Registration of the Debenture Deed

2.3.1. This Debenture Deed and any amendments hereto shall be registered by the Issuer with JUCESP, as provided for by Article 62, item II of the Corporation Law.

2.4. Registration for Trade

2.4.1. The Debenture shall not be registered for trading in the secondary market.

2.5. Trustee

2.5.1. No trustee shall be appointed for the Debentureholder of this Issue, as provided for by paragraph 1 of Article 61 of the Corporation Law.

SECTION 3

ISSUE CHARACTERISTICS

3.1. Series

3.1.1. The Issue shall be effected in a single series, in accordance with the provisions and conditions of this Debenture Deed.

3.2. Issue Number

3.2.1. This Debenture Deed is the Fifth issue of Debentures of the Issuer.

3.3. Total Amount of the Issue

3.3.1. The total amount of the Issue shall be two billion, three hundred and ninety-four million Reais (R$2,394,000,000.00) as of the Issue Date, as defined in item 4.1 below.

3.4. Unit Principal Amount

3.4.1. The unit principal amount of the Debenture shall be two billion, three hundred and ninety-four million Reais (R$2,394,000,000.00) (“Unit Principal Amount”) as of the Issue Date, as defined below.

3.4.2. The Unit Principal Amount of the Debenture shall not be restated or adjusted by any index.

3.4.3. Payment of the Unit Principal Amount: The total Unit Principal Amount shall be paid on the Payment Date, as defined below.

3.5. Allocation of Funds

3.5.1. All funds obtained by means of this Issue shall be exclusively applied to settlement of the indebtedness of the Issuer or of its controlled companies.

3.6. Placement Procedure

3.6.1. The Debenture shall be issued in a private placement, without the intermediation of financial institutions that form part of the securities distribution system.

3.6.2. The placement of the Debenture may start immediately after (i) the filing of this Debenture Deed with JUCESP and (ii) the publication of the minutes of the Special Shareholders Meeting, pursuant to item 2.2.1 above.

SECTION 4

CHARACTERISTICS OF THE DEBENTURE

4.1. Issue Date

4.1.1. For all legal purposes and effects, the date of the Issue is the date of subscription of the Debenture by the Debentureholder (“Issue Date”). On the Date of Issue of the Debenture, the Parties shall enter into a Subscription Bulletin in the form enclosed to this Debenture Deed as Exhibit I (“Subscription Bulletin”).

4.2. Quantity of Debentures

4.2.1. One (1) Debenture shall be issued.

4.3. Debenture Convertibility

4.3.1. As of the Maturity Date, as defined below, the Debenture shall be mandatorily converted into one billion, three hundred fifty-nine million, three hundred eighty-four Thousand, seven hundred twenty-six (1,359,384,726) registered common shares, with no par value, issued by the Issuer (“Conversion Ratio”).

4.3.2.                  By the Maturity Date or for as long as the right to conversion may be exercised, any amendment to the Issuer’s By-Laws shall require the prior approval of the Debentureholder if any such amendment is intended to resolve on: (i) modification of the business purpose of the Issuer; and (ii) creation of preferred shares or modification of the preferences of the existing ones, to the detriment of the shares into which the Debenture is convertible.

4.4. Debenture Subscription

4.4.1. The Debenture shall be subscribed at the Unit Principal Amount as of the Issue Date.

4.4.2. The subscription of the Debenture shall be made by means of the Subscription Bulletin.

4.5. Payment of the Debenture

4.5.1. The payment of the Debenture shall be made in Brazilian currency, by means of a deposit in the checking account kept by the Issuer, and is subject to fulfillment of the following conditions precedent (“Conditions Precedent”):

(a)         settlement of the capital increase in Oi S.A., as provided for by the Agreement for Subscription of Shares Issued by Oi S.A., entered into by and between Oi S.A. and Portugal Telecom SGPS; and

(b)         the representations and warranties provided by the Issuer in Section 8 below shall be true, accurate and complete as of the Payment Date.

4.5.2.                  The payment of the Debenture shall be made on the same date of the financial settlement of the capital increase in Oi S.A., subject to receipt, by the Debentureholder, of a written notice sent by the Issuer of the fulfillment of the Conditions Precedent, as described in item 4.5.1 above (“Payment Date”).

4.6. Form

4.6.1. The Debenture shall be in registered form, without the issuance of certificates. For all purposes and effects, the title to the Debenture shall be evidenced by the registration of the

Debentureholder in the Issuer’s Debentureholders’ Register. The Issuer shall (i) keep the Debentureholders’ Register updated; (ii) provide the Debentureholder with free access to the Debentureholders’ Register; and (iii) carry out all annotations requested by the Debentureholder, except if they are in violation of the provisions of this Debenture Deed or the applicable law.

4.7. Type

4.7.1. The Debenture shall be subordinated in ranking, as provided for by Article 58 of the Corporation Law.

4.8. Maturity Date

4.8.1. The maturity of the Debenture shall be the same date of the financial settlement of the capital increase in Oi S.A., subject to compliance with the Conditions Precedent set forth in item 4.5.1 above (“Maturity Date”), on which date, after the payment, the Debenture shall be mandatorily converted into common shares of the Issuer.

4.9 Remuneration

4.9.1.                  There shall be no type of remuneration applicable to the Debenture.

4.10. Redemption and Cancellation

4.10.1.           The Issuer shall redeem and cancel the Debenture if the Conditions Precedent set forth in item 4.5.1 above are not fulfilled by October 1, 2014, in which case the Debentureholder shall be automatically released from the obligation to pay the Debenture.

4.11. Assignment, Transfer and Lien

4.11.1. The Debentureholder shall not assign, transfer or encumber the Debenture with any type of lien or restriction, for free or for consideration.

4.12. Renegotiation

4.12.1. The Debenture shall not be the subject of any renegotiation.

4.13. Disclosure

4.13.1. Without prejudice to the publications required under the law, all relevant acts and decisions arising out of the Issue which may directly or indirectly involve the interest of the

Debentureholder shall be informed by means of letter, return receipt requested, sent by the Issuer to the address informed to the Issuer in writing by the Debentureholder pursuant to Section Seven below.

4.14. Subscription Agreement

4.14.1. On the date hereof the Parties entered into a Debentures Subscription Agreement, whereby the Debentureholder undertook to subscribe and pay the Debenture, subject to the provisions and conditions thereunder (“Subscription Agreement”).

SECTION 5

ADDITIONAL OBLIGATIONS OF THE ISSUER

5.1. The Issuer is required:

a)         whenever reasonably requested, within five (5) business days as from the date of request, to provide any relevant information to the Debentureholder, including but not limited to information about its financial performance;

b)         to provide the Debentureholder, after the end of each fiscal year, until the date of expiration of the legally established term, with a copy of its complete and consolidated financial statements relating to the fiscal year then ended, prepared in accordance with the generally accepted accounting principles in Brazil, together with the opinion of the independent auditors;

c)          to provide the Debentureholder:

(i)               immediately, with any information relevant for this Issue that may be requested to it or which it may become aware of; and

(ii)            any and all documents, data and information reasonably requested in writing by the Debentureholder in relation to the business and operations of the Issuer;

d)         to notify the Debentureholder of any act or fact that might cause a serious threat, interruption or suspension of the Issuer’s activities, immediately after it becomes aware of any such act or fact.

e)          not to modify its capital stock and/or the number and type of shares into which such capital stock is divided, except as provided for by this Deed;

f)           not to distribute any dividends and/or interest on shareholders’ equity; and

g)          to conduct its business and operations in the normal course.

SECTION 6

AMENDMENTS

6.1. Any amendments to this Debenture Deed shall be entered into by and between the Issuer and the Debentureholder and subsequently filed with JUCESP.

SECTION 7

NOTICES

7.1. All documents and communications, as well as any physical means containing documents or communications, to be sent by either party under this Debenture Deed shall sent to the following addresses:

If to the Issuer:

LF TEL S.A.

Attn: Mr. Fernando Magalhães Portella

Rua Angelina Maffei Vita, 200 — 9th Floor, São Paulo (SP)

If to the Debentureholder:

EDSP75 PARTICIPAÇÕES S.A.

Attn: Mr. Fernando Magalhães Portella

Rua Angelina Maffei Vita, 200 — 9th Floor, São Paulo (SP)

7.2. The communications relating to this Debenture Deed shall be deemed delivered: (i) upon delivery, if delivered in person; (ii) upon receipt if sent by mail or electronic mail, as long as its receipt is confirmed; and (iii) if transmitted by fax, after confirmation of the transmission by the transmitting fax device.

SECTION 8

REPRESENTATIONS

8.1. The Issuer hereby acknowledges and warrants that:

(a)            the execution of this Debenture Deed and compliance with its obligations hereunder do not violate any obligation previously undertaken by the Issuer;

(b)            no registration, consent, authorization, approval, license, order of or qualification with any government authority or regulatory body is required for compliance, by the Issuer, with its obligations under this Debenture Deed and the Debenture or for performance of the Issue, except those referred to in this Debenture Deed:

(c)             the Issuer is in compliance with the laws, regulations, administrative rules and orders of the bodies, agencies, commissions and other government authorities applicable to the conduction of its business, except for any breaches that cannot cause a material adverse effect to it;

(d)            to the knowledge of the Issuer, there is no legal, administrative or arbitral proceeding, inquiry or any other type of relevant investigation that could jeopardize the regular development of the Issuer’s activities, pending or threatened before any court, body, agency, commission or any other government authority involving the Issuer;

(e)             the Issuer is not in default of any obligation set forth in any agreement in effect to which the Issuer is a party or subject;

(f)              the Issuer is a corporation duly organized, validly existing and in good standing under the laws of Brazil, and is duly authorized to perform its activities described in its business purpose;

(g)             the Issuer is duly authorized to enter into this Debenture Deed, issue the Debenture and comply with its obligations hereunder, having fulfilled all legal and statutory requirements for that purpose;

(h)            this Debenture Deed represents a legal, valid and binding obligation of the Issuer, enforceable pursuant to its provisions and conditions; and

(i)                its legal representatives executing this Debenture Deed hold statutory or delegated powers to undertake, on its behalf, the obligations hereunder and, in case they are attorneys-in-fact, their powers were lawfully granted and are in full force and effect.

SECTION 9

GENERAL PROVISIONS

9.1 The waiver of any of the rights resulting from this Debentures Deed is not to be assumed. No delay, inaction or liberality in the exercise of any right or prerogative entitled to the Debentureholder as a result of any default of the Issuer shall impair the exercise of such right or prerogative, nor shall be construed as a waiver thereof or agreement to such default, nor shall it constitute novation or amendment to any other obligations undertaken by Issuer in this Debenture Deed or previously in regards to any other default or delay.

9.1.1 Should any of the provisions of this Debenture Deed be found illegal, invalid or ineffective, all other provisions not affected by such decision shall prevail and the parties shall agree in good faith to replace such affected provision by another which, to the extent possible, produces the same effect.

9.2 This Debenture Deed and the Debenture are extrajudicial execution instruments, as set forth in Article 585, items I and II of Law 5,869 of January 11, 1973 as amended (“Code of Civil Procedure”), and the obligations included therein shall be subject to specific performance according to Articles 632 et seq of the Code of Civil Procedure.

9.3                               This Debenture Deed shall be governed by the laws of the Federative Republic of Brazil.

9.4                               The Parties hereto shall use their best efforts to amicably and by consensus resolve any dispute, litigation, matter, doubt or divergence of any nature, directly or indirectly related to this Agreement (“Conflict”), involving any of the Parties.

9.5                               If the Parties fail to reach an amicable resolution and mutual agreement with respect to the Conflict, after discussing for a period of ten (10) business days, the Conflict shall be settled by arbitration, to be conducted and managed by the Arbitration Center of the Brazil-Canada Chamber of Commerce (“Chamber”).

9.6                               The arbitration shall be carried out according to the procedural rules of the Chamber in force at the time of arbitration.

9.7                               The arbitration shall be conducted by an arbitral tribunal composed of three arbitrators enrolled with the Brazilian Bar Association (“Arbitral Tribunal”).

9.7.1                      Each Litigating Party shall appoint an arbitrator. If there is more than one claimant, all of them shall mutually appoint one single arbitrator; if there is more than one respondent, all of them shall mutually appoint one single arbitrator. The third arbitrator, who shall preside over the Arbitration Court, shall be mutually agreed upon by the arbitrators appointed by the Litigating Parties.

9.7.2                      Any omission, refusal, litigation, doubt and failure to reach an agreement with respect to the appointment of the arbitrators by the Litigating Parties or to the choice of the third arbitrator shall be settled by the Chamber.

9.7.3                      The procedures set forth in this section shall also apply to the events of substitution of arbitrator.

9.8                               The arbitration shall be conducted in the City of Rio de Janeiro, State of Rio de Janeiro, and the Arbitral Tribunal may, upon statement of its reasons, designate the performance of specific actions in other places.

9.8.1                      The arbitration shall be conducted in Portuguese.

9.8.2                      The arbitration shall be conducted under the law, and the rules and principles of the legal system of the Federative Republic of Brazil shall apply.

9.8.3                      The arbitration shall be completed within six (6) months, which term may be reasonably extended by the Arbitral Tribunal.

9.8.4                      The arbitration shall be confidential.

9.9                               The Arbitral Tribunal shall allocate between the Parties, according to the criteria of loss of suit, reasonability and proportionality, the payment and reimbursement of (i) charges and other amounts due, paid or reimbursed to the Chamber, (ii) fees and other amounts due, paid or reimbursed to the arbitrators, (iii) fees and other amounts due, paid or reimbursed to the experts, translators, interpreters, stenotypists and other assistants that may be designated by the Arbitral Tribunal, (iv) the attorneys’ fees fixed by the Arbitral Tribunal and (v) any damages for malicious prosecution. The Arbitral Tribunal shall not render a judgment against any of the Litigating Parties to pay or reimburse (i) contractual fees or any other amount due, paid or reimbursed by the other party to its counsel, technical assistants, translators, interpreters and other assistants and (ii) any other amount due, paid or reimbursed by the other party with respect to the arbitration, such as expenses incurred with photocopies, notary public certifications, consular certifications and trips.

9.10                        The arbitral awards shall be final and definitive, waiving judicial ratification, and they shall be non-appealable, except for the motion for corrections and clarifications to the Arbitral Tribunal, as set forth in Article 30 of Law No. 9,307/96 and any annulment action with grounds on Article 32 of Law No. 9,307/96.

9.11                        Before installation of the Arbitral Tribunal, any of the Litigating Parties may claim provisional remedies or interlocutory reliefs to the Judicial Branch; however, no petition for a provisional remedy or interlocutory relief to the Judicial Branch shall affect the existence, validity and effectiveness of the arbitration conclusion, nor shall it represent a waiver with respect to the need of submitting the Conflict to arbitration. After installation of the Arbitral Tribunal, the petitions for provisional remedy or interlocutory relief shall be addressed to the Arbitral Tribunal.

9.12                        The parties hereby elect the Central Courts of the Judicial District of Rio de Janeiro to decide on (i) provisional remedies and interlocutory reliefs prior to the installation of the Arbitral Tribunal, (ii) enforcement of the decisions taken by the Arbitral Tribunal, including the final award and any partial award, (iii) any annulment action with grounds on Article 32 of Law No. 9,307/96 and (iv) the Conflicts that may not be submitted to arbitration under the Brazilian law, provided the parties hereby exclude any other, no matter how privileged or special it may be.

In Witness Whereof, the Issuer and the Debentureholder execute this Debenture Deed in two (2) counterparts of same form and content for the same purpose jointly with the two (2) undersigned witnesses.

Rio de Janeiro, [=] [=], 2014.

ISSUER:

LF TEL S.A.

Name:	Name:
Title:	Title:

DEBENTUREHOLDER:

EDSP75 PARTICIPAÇÕES S.A.

Name:	Name:
Title:	Title:

Witnesses:

Name:	Name:
ID (CPF):	ID (CPF):

Exhibit I to the Private Deed for the Fifth Private Issuance of Subordinated Debentures Convertible into Common Shares, in a Single Series, of LF Tel S.A. dated [•] [=], 2014.

Form of Subscription Bulletin

LF TEL S.A.

Corporate Taxpayers Register of the Ministry of Finance - CNPJ/MF No. 02.390.206/0001-09

DEBENTURES SUBSCRIPTION BULLETIN

1.                                      Characteristics of the Issue

Fifth Issue of subordinated debentures convertible into common shares, in a single series, of LF TEL S.A., with its principal place of business and jurisdiction at Rua Angelina Maffei Vita, 200 — 9th Floor, São Paulo (SP), City of São Paulo, State of São Paulo, enrolled with the Corporate Taxpayers Register of the Ministry of Finance - CNPJ/MF No. 02.390.206/0001-09 (“Issuer”) for private placement composed of debenture, with a unit principal amount on the date hereof of two billion, three hundred and ninety-four million Reais (R$2,394,000,000.00). The other characteristics of the debenture are defined in the “Private Deed for the Fifth Private Issuance of Subordinated Debentures Convertible into Common Shares, in a Single Series, of LF Tel S.A. executed by the Issuer on [•] [=], 2014 (“Debenture Deed”). The principal amount of the debenture shall be paid up in Brazilian currency by the Debentureholder identified below according to the terms and conditions provided for in the Debenture Deed by the Debentureholder identified below.

2.              Subscription of the Debentures

Debentureholder: [•], with its principal place of business and jurisdiction in the city of [•], State of [•], at [•], Postal Code [•], enrolled with the Corporate Taxpayer Register — CNPJ under No. [•].

Number of Debentures subscribed: 1 Debenture.

Unit Principal Amount: two billion, three hundred and ninety-four million Reais (R$2,394,000,000.00).

Total Paid-in Amount on the date hereof: two billion, three hundred and ninety-four million Reais (R$2,394,000,000.00).

Approval: The issue of the debentures was approved by the Special Shareholders Meeting of the Issuer held on February [=], 2014.

Rio de Janeiro, [=][=], 2014.

ISSUER:

LF TEL S.A.

Name:	Name:
Title:	Title:

DEBENTUREHOLDER:

EDSP75 PARTICIPAÇÕES S.A.

Name:	Name:
Title:	Title:

Witnesses:

Name:	Name:
ID (CPF):	ID (CPF):